Filed Pursuant to Rule 433
Registration No. 333-169453

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
TEN YEAR COLLATERAL TRUST BOND TERM SHEET

Issuer:	National Rural Utilities Cooperative Finance Corporation

Issue Ratings:	A1 (stable) / A+ (stable) (Moody’s / S&P)

Principal Amount:	$400,000,000

Security Type:	Collateral Trust Bonds

Legal Format:	SEC Registered

Pricing Date:	January 26, 2012

Settlement Date:	February 2, 2012 (T+5)

Maturity Date:	February 15, 2022

Coupon:	3.05%

Price to Public:	99.656%

Benchmark Treasury:	2.00% due November 15, 2021

Benchmark Treasury Yield:	1.94%

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	3.09%

Interest Payment Dates:	Semi-annually on February 15 and August 15, commencing August 15 , 2012

Optional Redemption:
Prior to November 15, 2021, the bonds will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of 100% of the principal amount of the bonds being redeemed or the sum of the present values of the remaining scheduled payments of principal and interest discounted on a semiannual basis at the Treasury Rate, plus 20 basis points. On or after November 15, 2021, the bonds will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the bonds then outstanding to be redeemed plus accrued and unpaid interest to the redemption date.

Denominations:	$2,000 x $1,000

CUSIP:	637432 MQ5

Joint Book-Running Managers:	KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
J.P. Morgan Securities LLC

Senior Co-Managers:	Mizuho Securities USA Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from KeyBanc Capital Markets Inc. by calling toll-free at 1-866-227-6479, Mitsubishi UFJ Securities (USA), Inc. by calling collect at 1-877-649-6848, RBC Capital Markets, LLC by calling toll-free at 1-866-375-6829, RBS Securities Inc. by calling toll-free at 1-866-884-2071 and J.P. Morgan Securities LLC by calling collect at (212) 834-4533.